Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Public Storage Operating Company
Public Storage
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.375% Notes due 2030	457(r)	$475,000,000	99.707%	$ 473,608,250	0.00015310	$72,509.42

Fees to Be Paid	Debt	5.000% Notes due 2035	457(r)	$400,000,000	99.557%	$398,228,000	0.00015310	$60,968.71

Fees to Be Paid	Debt	Guarantees of 4.375% Notes due 2030 (1)	457(n)	—	—	—	—	—

Fees to Be Paid	Debt	Guarantees of 5.000% Notes due 2035 (1)	457(n)	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$871,836,250		$133,478.13

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$133,478.13

(1)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.